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CoBiz Bank Names New Leadership Team

DENVER — September 10, 2013 — CoBiz Financial (Nasdaq: COBZ), the parent company of Colorado Business Bank and Arizona Business Bank, announced that Jonathan C. Lorenz will be named chair of the bank board and Scott Page the bank’s chief executive officer. The change will take effect on January 1, 2014, as the bank enters its 20th year in operation.

“Congratulations to Jon and Scott on their new roles,” said Steven Bangert, chairman and CEO, CoBiz Financial. “We are fortunate to have such depth of leadership in our company, and the skills both Jon and Scott bring to our bank will help continue the momentum we’ve built in our markets.”

In his new role, Lorenz will primarily focus on managing the bank’s board of directors. He will continue to serve on the management committees for the company’s fee-based businesses and assist with customer acquisition activities. Page will oversee all aspects of the company’s banking franchise, including Colorado Business Bank – with new locations to be opened in Colorado Springs and Fort Collins – and Arizona Business Bank, as well as credit and bank operations. In addition, CoBiz Wealth, the company’s wealth advisory unit, will continue to report up through him.

Lorenz served as the bank’s chief executive officer for the past 18 years. During his tenure as CEO, the bank grew from two locations with $100 million in assets to 19 locations with $2.7 billion in assets. Lorenz serves on the board of the Colorado Parent and Child Foundation and previously served on the national board of the Risk Management Association (RMA). He received his bachelor’s degree in political science and an MBA from the University of Colorado.

Page joined Colorado Business Bank as market president in 2009. He previously served as executive vice president and director of community banking for Vectra Bank Colorado for eight years. Page received his bachelor’s degree and MBA from University of New Mexico, and is a graduate of the University of Colorado School of Banking. He currently is a member of the Metro Denver Economic Development Corporation’s Board of Governors, and serves on the board of the Florence Crittenton School and Regis University.

Colorado Business Bank and Arizona Business Bank are full-service commercial banking institutions that offer a broad range of sophisticated banking services to a targeted customer base of professionals and small to medium-sized businesses. The bank’s parent company, CoBiz Financial (Nasdaq GS: COBZ), is a $2.7 billion financial holding company headquartered in Denver. The Company also provides wealth planning and investment management through CoBiz Wealth Management; property and casualty insurance brokerage and employee benefits through CoBiz Insurance; and investment banking services through Green Manning & Bunch.

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